Exhibit (d)(4)

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

REMEC, INC.

2001 EQUITY INCENTIVE PLAN

SUMMARY AND PROSPECTUS

Amended and Restated as of March 7, 2003.

i

SECTION 4 - CHANGE IN CONTROL; DISSOLUTION; LIQUIDATION		8

33.	What happens to my Awards if there is a change in control of the Company?	8
34.	What happens to my Awards if there is a dissolution or liquidation of the Company?	9

SECTION 5 - RESTRICTIONS ON RESALE		9

35.	What restrictions apply because I am a Section 16 Insider?	9
36.	What restrictions apply if I am an affiliate?	10
37.	Are there any restrictions on resale that apply even if I am not an affiliate or Section 16 Insider?	11
38.	Are there any limitations on my ability to resell shares acquired under the Plan?	11

PART B - FEDERAL INCOME TAX CONSEQUENCES		13

SECTION 1 - INCENTIVE STOCK OPTIONS		13

T1.	Does the grant of an ISO result in federal income tax liability to me?	13
T2.	Does the exercise of an ISO result in federal income tax liability to me?	13
T3.	Is the exercise of an ISO subject to employment tax withholding?	13
T4.	When will I be subject to federal income tax on shares purchased under an ISO?	13
T5.	What constitutes a “disposition” of ISO shares?	13
T6.	How is my federal income tax liability determined when I sell my ISO shares?	14
T7.	What if I sell my ISO shares in a qualifying disposition?	14
T8.	What are the tax consequences of a disqualifying disposition?	14
T9.	When will a disqualifying disposition at a loss not be treated as limiting an Optionee’s income?	15
T10.	What are the Company’s federal tax consequences?	15
T11.	What are the tax consequences if I pay the exercise price of an ISO with other shares of Common Stock that I own?	15
T12.	What are the consequences of a subsequent disposition of shares purchased under an ISO with shares of Common Stock?	16
T13.	What is the effect of exercising an ISO on shares subject to repurchase by the Company?	16

SECTION 2 - NONQUALIFIED OPTIONS		16

T14.	Does the grant of a NQO result in federal income tax liability to me?	16
T15.	Will the exercise of a NQO result in federal income tax liability to me?	17
T16.	What are the federal tax consequences to the Company?	17
T17.	Will I have additional income when I sell shares acquired under a NQO?	17
T18.	May I use shares of Common Stock to satisfy my tax-withholding requirements?	17
T19.	What are the tax consequences of paying the exercise price of an NQO with shares of Common Stock I already own?	17
T20.	What are the tax consequences of exercising an NQO for shares of stock subject to repurchase by the Company?	17
T21.	Is there a way to accelerate the taxability of the restricted stock to me?	18
T22.	What are the advantages of a Section 83(b) election?	18
T23.	What are the disadvantages of a Section 83(b) election?	18
T24.	How do I file a Section 83(b) election?	18

SECTION 3 - STOCK AWARDS		19

T25.	Will an unrestricted (fully vested) Stock Award result in federal income tax liability for me?	19
T26.	Will a restricted (unvested) Stock Award result in federal income tax liability for me?	19

ii

T27.	What are the federal tax consequences to me if I receive a dividend on the restricted shares?	19
T28.	What are the federal tax consequences to the Company?	19

SECTION 4 - SARs		19

T29.	Will the grant or exercise of a SAR result in federal income tax liability to me?	19
T30.	What are the federal tax consequences to the Company?	19

SECTION 5 - CASH AWARDS		19

T31.	Will the grant of a Cash Award result in federal income tax liability to me?	19
T32.	Will the settlement of a Cash Award result in federal income tax liability to me?	20
T33.	What are the federal tax consequences to the Company?	20

SECTION 6 - ALTERNATIVE MINIMUM TAX		20

T34.	What is the alternative minimum tax?	20
T35.	What goes into alternative minimum taxable income?	20
T36.	What is the allowable exemption amount?	20
T37.	Is the spread on an ISO at the time of exercise included in my alternative minimum taxable income?	20
T38.	If I pay alternative minimum tax because I exercise an ISO, how does that affect my tax liability in a later year?	20
T39.	Does a disqualifying disposition affect AMT?	21
T40.	Is there more that I need to know about the alternative minimum tax?	21

PART C - CANADIAN FEDERAL INCOME TAX CONSEQUENCES		22

C1.	Does the grant of a stock option result in federal income tax liability to me?	22
C2.	Will the exercise of a stock option result in federal income tax liability to me?	22
C3.	Is it possible for me to defer the inclusion in my income of the benefit described in Question 2 above?	22
C4.	Will I have additional income when I sell shares acquired under an option?	23
C5.	What are the Canadian tax withholding and reporting requirements in respect of the exercise by me of an option?	23

PART D - COMPANY INFORMATION AND PLAN ANNUAL INFORMATION		24

iii

INFORMATION ON THE 2001 EQUITY INCENTIVE PLAN

REMEC, Inc., a California corporation (the “Company”), has established the 2001 Equity Incentive Plan (the “Plan”). Under the Plan, eligible employees, directors and consultants may be awarded options to purchase shares of the Company’s common stock (the “Common Stock”), stock appreciation rights (“SARs”), Common Stock awards (“Stock Awards”) and cash awards based on the value of the Common Stock (“Cash Awards”). Awards of options, SARs, Stock Awards and Cash Awards are known as “Awards.” This Plan Summary and Prospectus (this “Prospectus”) sets forth in question and answer format the principal terms of the Plan.

Special Limitation For Former Nanowave Option Holders: In March 2003, the Company provided a program to the option holders of Nanowave, Inc. (“Nanowave”), a subsidiary of the Company, giving them the opportunity to substitute Company options for their Nanowave options. In order to avoid unfavorable accounting treatment, the Company options that were substituted for the Nanowave options cannot have any benefits that were not available under the Nanowave 2000 Stock and Incentive Plan. Therefore, some of the benefits under the Plan described in this Prospectus do not apply to such substituted Company options. For more information, holders of substituted Company options should review the applicable stock option agreement which provides a detailed explanation of the benefit limitations. This limitation only applies to Company options that were substituted for Nanowave options and does not apply to any new Awards granted under the Plan.

PART A

QUESTIONS AND ANSWERS ABOUT THE PLAN

The following questions and answers about the Plan cover typical consequences to participants of acquiring and disposing of Awards acquired under the Plan. This document is only intended to be a summary of the Plan. Some rules are described in abbreviated form and others are not mentioned at all. If there is any ambiguity in this Prospectus or if there is any conflict between this Prospectus and the Plan text, then the Plan text will govern.

SECTION 1 - GENERAL INFORMATION

1.	What is the Plan?

The Plan was adopted by the Board of Directors (the “Board”) in April 2001 and approved by the shareholders in June 2001. The Plan allows the Company to grant Awards to employees, directors and consultants to acquire an aggregate of 3,250,000 shares of Common Stock on terms determined by the Company. These shares will be made available either from the Company’s authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares (if any) repurchased on the open market. Options granted under the Plan may be either incentive stock options (“ISOs”) or nonqualified stock options (“NQOs”).

2.	What is the purpose of the Plan?

The purpose of the Plan is to grant to selected employees, directors and consultants of the Company a favorable opportunity to acquire a stake in the Company, thereby encouraging these persons to accept or continue a productive relationship with the Company and furnishing these persons with an incentive to improve operations and increase profits of the Company.

3.	How is the Plan administered?

The Board has ultimate responsibility for administering the Plan. The Board may delegate some of its responsibilities to a committee of two or more non-employee directors (the “Committee”) and the Board or

Committee may, subject to specific limitations, further delegate to a plan administrator (the Board, Committee and plan administrator are collectively referred to as the “Administrator”). The Administrator has the authority to take the following actions in its sole discretion, among others:

•	to grant Awards;

•	to determine the Fair Market Value of the Common Stock subject to Awards;

•	to determine the exercise price of options granted;

•	to determine which eligible persons receive Awards (“Awardees”);

•	to determine the time or times at which to grant an Award;

•	to determine the number of shares subject to each Award;

•	to determine the terms and provisions of each Award granted (which need not be identical), including but not limited to, the time or times at which Awards can be exercised, whether and under what conditions an Award is assignable, and whether an option is a NQO or an ISO;

•	to prescribe, amend, and rescind rules and regulations relating to this Plan, including rules and regulations relating to sub-plans and Plan addenda;

•	to interpret the Plan;

•	to modify or amend any Award (with the consent of the Awardee);

•	to defer (with the consent of the Awardee) or to accelerate the vesting of any Award or class of Awards;

•	to authorize any person to execute on behalf of the Company any instrument evidencing the grant of an Award;

•	to determine the form of Award agreement and other documents used in the administration of the Plan, and whether such documents may be in electronic form;

•	to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures;

•	to authorize conversion or substitution under the Plan of any or all outstanding stock options which are held by optionees of an entity acquired by the Company;

•	to allow Awardees to satisfy withholding tax obligations by electing to have the Company withhold from the Common Stock to be issued upon exercise of an Award that number of shares of Common Stock having a fair market value equal to the amount required to be withheld;

•	to determine the effect of a divestiture of any parent, subsidiary or affiliate of the Company; and

•	to make all other determinations deemed necessary or advisable for the administration of the Plan.

4.	Who is eligible to participate?

All employees, directors and consultants of the Company and any parent, subsidiary or affiliate of the Company are eligible to receive Awards under the Plan. However, the actual recipients of Awards are selected by the Administrator in its sole discretion.

Only employees can receive ISOs, which may entitle the holder to special federal income tax benefits. (See Questions T1-T24 and T34-T40 below, discussing federal income tax consequences to optionees.) All options not qualifying as ISOs are NQOs.

Individuals may be granted Awards in anticipation of employment or consultancy with the Company. However, these Awards are contingent upon the grantee becoming an employee or consultant within a specified time period.

The grant of an Award does not give you the right to be employed or continue to be employed by the Company.

5.	What happens if there is a change in the Company’s capital structure?

If there is a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, spin-off or similar change to the capital structure of the Company, appropriate adjustments will be made to (i) the number and class of securities subject to the Plan, (ii) the number and class of securities that may be awarded to any individual under the Plan, and (iii) the exercise price and number and class of securities under each outstanding Award. These adjustments will be made by the Board in its absolute discretion, and the decision of the Board will be final, binding and conclusive.

6.	Can the Plan be amended or terminated?

The Board has the authority to amend or terminate the Plan at any time and for any reason. However, no amendment may, without your consent, adversely affect your rights and obligations under outstanding Awards. If required by applicable laws or regulations, shareholder approval will be obtained for an amendment of the Plan.

7.	Is the Plan subject to ERISA or Section 401(a) of the Internal Revenue Code?

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) or Section 401(a) of the Internal Revenue Code.

8.	How can I get more information about the Plan?

You may obtain a copy of the Plan and direct any questions to REMEC, Inc., attention Corporate Payroll Manager, 3790 Via de la Valle, San Diego, CA 92014, or by telephone at (858) 505-3199.

SECTION 2 - STOCK OPTIONS

9.	What is an option and how do I benefit from my option?

An option is a right to purchase a specified number of shares of Common Stock for a fixed price (the “exercise price”) during a prescribed period of time. If the value of the Common Stock increases above your exercise price during its term, your option will enable you to acquire Common Stock at a “discount”; if the value of Common Stock does not increase above your exercise price, you will not benefit from your option.

The principal benefit of your option is the opportunity to have an economic interest in the value of the Common Stock during the period in which the option is exercisable, without risking any of your capital. Also, you can to some extent plan the year in which any income resulting from exercise of the option will be taxable, so as to minimize the federal income tax impact of the exercise (see the description of the federal income tax treatment of options, Questions T1-T24 and T34-T40 below).

10.	How are options granted?

The Administrator has complete discretion to determine when and to whom options will be granted, the number of shares of Common Stock subject to each grant, the type of option, the vesting period and term for which the option is to remain outstanding. An optionee and the Company must sign a stock option agreement (“Stock Option Agreement”) evidencing the option.

11.	How will I know whether my option is an ISO or an NQO, and what is the difference?

Your Stock Option Agreement will say whether your option is either an ISO or an NQO. If you are a consultant or a nonemployee director of the Company, your option will automatically be an NQO.

After an option has been granted, the principal differences to the holder between an ISO and an NQO relate to federal income tax consequences (see Questions T1-T24 and T34-T40 below).

12.	What is the exercise price of my option?

The exercise price of your option is determined by the Administrator. The exercise price is set forth in your Stock Option Agreement. Generally, the exercise price is not less than the fair market value of the Common Stock on the date of grant, but the Plan permits NQOs to have an exercise price less than the fair market value of the Common Stock on the date of grant, if the Administrator so determines. ISOs cannot have an exercise price less than the fair market value of the Common Stock on the date of the grant.

Without your consent, the exercise price of your option cannot be changed during the term of the option, except to reflect stock splits and other changes in the capital structure of the Company.

13.	When may I exercise options?

Your Stock Option Agreement will tell you when your options are first exercisable. Options may be exercisable immediately or in accordance with a related schedule (“vesting schedule”) as of the date of grant, your first date of employment, or a date set by the Administrator. In addition, ISO treatment is not available to the extent that an option vests at a rate in excess of $100,000 worth of Common Stock (measured at the exercise price) in any year (reduced by the value of Common Stock vesting in that year under any other ISOs you hold). If an option that otherwise qualifies as an ISO vests in excess of this limit, the excess over $100,000 automatically becomes an NQO.

Any “vested” portion of your option may be exercised at any time that the option is outstanding. No option granted under the Plan may have a term longer than ten years after the grant date. The actual expiration of your option will be set forth in your Stock Option Agreement. This is an important date to be aware of because the option cannot be exercised after its expiration date. Your option may terminate before its expiration date in the event of your death, permanent and total disability, retirement, termination of your employment or service as a consultant or director with the Company for any reason, or as a result of the divestiture of a Company affiliate, change in control of the Company (e.g. merger with or into another corporation, sale of substantially all the Company’s assets, etc.), or dissolution or liquidation of the Company (see Questions 23-26 and 33-34 below regarding termination of the option in these circumstances).

14.	How do I exercise my option?

You exercise your option by signing and submitting to the Company a stock option exercise notice, together with payment of the exercise price and, in the case of an NQO exercised by an employee of the Company, any applicable withholding taxes (see Question 16 below).

15.	How can I pay the option exercise price?

In general, you must pay for shares of Common Stock issuable upon exercise of your option in cash, check or wire transfer. In addition, if you are not an affiliate of the Company (See Question 36 below), the Administrator may, in its sole discretion, allow for payment in any of the following forms: (i) by a full recourse promissory note for all or part of the option price, which promissory note may be either secured or unsecured; (ii) by surrender by you of other shares of Common Stock having a fair market value equal to the applicable exercise price of the option; (iii) consideration received by the Company under a “Cashless Exercise” program implemented by the Company and one or more broker-dealers selected by the Company in connection with the Plan, whereby shares of Common Stock issuable pursuant to an option are sold on the date of the option exercise to pay all or some of the amounts due under the Plan; (iv) any other consideration and method of payment permitted by applicable laws; and (v) any combination of the foregoing methods of payment.

16.	What is my responsibility for withholding taxes due upon exercise?

You are required to pay to the Company, in cash, all applicable federal and state withholding and employment taxes, if applicable, upon the exercise of your option. The Administrator, in its absolute discretion, may also accept as payment for your withholding taxes in one of the following manners: (i) payroll withholding; (ii) “Cashless Exercise” program (see Question 15 above); (iii) delivery of other shares of Common Stock or other securities of the Company, or (iv) have shares of Common Stock acquired upon your option exercise withheld by the Company to pay for some or all of the amount of tax that is required by law to be withheld by the Company as a result of your exercise. See Questions T3 and T15 regarding the current tax withholding requirements.

17.	Will I receive a stock certificate after exercising my option?

You will receive a stock certificate after exercising your option only if you make a written request to the Corporate Payroll Manager before the exercise date. Otherwise, the Common Stock received upon exercise of your option will be held in “street name” and credited to your account at Morgan Stanley (or other brokerage firm designated by the Administrator).

18.	Can I vote my option shares and am I entitled to dividends and other distributions on my option shares?

You will not have any rights as shareholder with respect to your option shares until your option is exercised and the option shares are issued to you. Regardless of when your option is exercised, you will not have the right to vote your option shares or receive dividends on your option shares until your option shares are actually issued to you (as evidenced by the appropriate entry on the books of the Company’s transfer agent).

19.	Will I receive the financial information provided to shareholders?

The Company will furnish, without charge, a copy of the Company’s most recent Annual Report to Shareholders, any subsequent quarterly reports and proxy statements to you upon request to the Company’s Corporate Payroll Manager (for contact information, see Question 8). After exercise of an option, you, as a shareholder, will automatically be provided with the annual reports, proxy statements and other materials sent by the Company to all of its shareholders.

20.	How can I sell my option shares?

The Common Stock of the Company is listed on the Nasdaq National Market and Morgan Stanley or any other qualified brokerage firm can sell your shares at your request.

In addition, you may choose to do an immediate sale through Morgan Stanley (or other brokerage firm designated by the Administrator). In that case, instead of receiving stock certificates or a credit for Common

Stock in your brokerage account, you will receive the net proceeds of the sale (after payment of the exercise price, the broker’s commission and fees and, if the option is an NQO being exercised by an employee of the Company, applicable withholding taxes). An immediate sale of ISO shares is a “disqualifying disposition” for federal income tax purposes (see Question T8 regarding the tax consequences of such sales).

21.	Are my options transferable?

Except as expressly permitted by the Administrator, your options are not transferable other than by will, the laws of descent and distribution, or pursuant to a qualified domestic relations order. Except as expressly permitted by the Administrator, during your lifetime your options are only exercisable by you.

You may file a written designation of a beneficiary who is to receive your outstanding options upon your death. The designation will be valid only if it was filed with the Company before your death. Any designation of beneficiary may be terminated or changed by you at any time by submitting written notice to the Company.

22.	Under what circumstances may the terms of my options be changed?

The Administrator has the authority to accelerate the exercise date or schedule of any option, or to otherwise modify, extend or renew options and to authorize the grant of new options or a cash payment in substitution therefor, provided that these actions may not, without your written consent, impair any rights under any option previously granted to you.

23.	What happens to my options if I die?

If your employment is terminated because of your death, your options may be exercised to the extent that they would have been exercisable by you on the date of termination, by the beneficiary designated by you (see Question 21), the executor or administrator of your estate, or, if none, by the person(s) entitled to exercise your outstanding options under your will or the laws of descent and distribution. Unless otherwise provided for in your Stock Option Agreement, the right to exercise your options will lapse (i) one year following your termination if you are not a director of the Company or an officer at the level of Senior Vice President or above or (ii) two years following your termination if you are a director or an officer at the level of Senior Vice President or above, but in any event no later than the expiration date(s) of your options.

24.	What happens to my options if I am disabled?

Unless otherwise provided in your Stock Option Agreement, if your employment is terminated because of your permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code), your options may be exercised by you within (i) one year following your termination if you are not a director of the Company or an officer at the level of Senior Vice President or above or (ii) two years following your termination if you are a director or an officer at the level of Senior Vice President or above, but in any event no later than the expiration date(s) of your options. In addition, if any of your options are ISOs and your disability does not qualify as a “disability” pursuant to the Code, these ISOs will automatically convert to NQOs on the day three months and one day following termination.

25.	What happens to my options upon my retirement in accordance with the Company’s retirement policy?

Unless otherwise provided in your Stock Option Agreement, if your employment is terminated because of your retirement due to age, in accordance with the Company’s or its affiliates’ retirement policies, your options may be exercised by you within (i) one year following your termination if you are not a director of the Company or an officer at the level of Senior Vice President or above or (ii) two years following your termination if you are a director or an officer at the level of Senior Vice President or above, but in any event no later than the expiration date(s) of your options.

26.	What happens to my options if my employment with the Company terminates?

If your employment is terminated for any reason except death (see Question 23), disability (see Question 24), retirement in accordance with the Company’s retirement policy (see Question 25), or, if the Administrator takes no action upon the divestiture of a Company affiliate (discussed below) or upon your termination for “cause” (defined below), you may exercise your options to the extent that they would have been exercisable upon the date of termination, within three months after the date of termination, but in any event no later than the expiration date(s) of your options.

If your employment is terminated because of the divestiture of a Company affiliate (e.g. a subsidiary corporation, etc.), the Administrator may, in its sole discretion, make your options exercisable for a period of time to be determined by the Administrator. The determination of whether a divestiture will occur or has occurred will be made by the Administrator in its sole discretion. If you do not exercise your options by the expiration of the time period determined by the Administrator, your options will automatically terminate.

If your employment is terminated for “cause,” the Administrator may, if the Administrator deems it appropriate to protect the best interests of the Company, terminate all of your options as of the time of your termination. Accordingly, none of your options will be exercisable following your termination for “cause.” “Cause” means dishonesty, fraud, misconduct, disclosure of confidential information, conviction of, or a plea of guilty or no contest to, a felony under the laws of the United States of any state thereof, habitual absence from work for reasons other than illness, intentional conduct with causes significant injury to the Company, or habitual abuse of alcohol or a controlled substance, in each case determined by the Administrator, whose determination will be conclusive and binding.

SECTION 3 - STOCK APPRECIATION RIGHTS (“SARs”); STOCK AWARDS; CASH AWARDS.

27.	What are SARs?

A SAR is the right to receive the appreciation (if any) in the value of the Company’s underlying Common Stock between the date of grant and the date of exercise. The Administrator has the authority to grant you a SAR pursuant to a SAR agreement executed by the Company and you. Each SAR agreement will specify the number of shares of Common Stock to which the SAR relates, the exercise price of the SAR and the vesting schedule of the SAR. SARs may be awarded in combination with options, and these awards may provide that the SARs will not be exercisable unless the related options are forfeited.

Upon exercise of a vested SAR, you will receive a cash payment from the Company. The amount of the cash payment will be equal to the amount by which the fair market value (on the date of exercise) of the Common Stock subject to the SAR exceeds the exercise price, provided that the Administrator may place limits on the total aggregate amount of the cash payment. In general, except for the rules specifically relating to ISOs, the rules on options summarized above also apply to SARs.

28.	How do I exercise my SAR?

You exercise your SAR by submitting to the Company a notice of exercise in accordance with the terms of the SAR.

29.	What are Stock Awards?

The Administrator may, in its sole discretion, issue the Common Stock as compensation for services rendered to the Company or its affiliates. Stock Awards may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. Your Stock Award agreement (“Stock Award Agreement”) will state the number of shares of Common Stock that you will be entitled to receive or purchase, the terms and conditions on which the Common Stock will vest, the price paid, if any, and, if applicable, the time within which you must accept the offer. Accordingly, the Administrator may provide restrictions in your Stock Award Agreement that it deems appropriate such as (i) subjecting the Common Stock to forfeiture or a Company right of repurchase, (ii) requiring that all Common Stock subject to forfeiture or right of repurchase be held in escrow until the risk of forfeiture or repurchase right lapses, (iii) making the grant or vesting of a Stock Award contingent on achievement of objectively determinable performance conditions and (iv) requiring you, as a condition for exercise of a Stock Award, to pay up to 50% of the fair market value (as of the Stock Award grant date) of the Common Stock issuable under the Stock Award. In general, except for the rules specifically relating to ISOs, the rules on options summarized above also apply to Stock Awards.

You will have the same voting, dividend and other rights as the Company’s other shareholders for all vested and unvested Common Stock held by you.

30.	How do I accept my Stock Award?

You accept your Stock Award by signing the Stock Award Agreement and submitting it to the Company in accordance with the terms of the Stock Award Agreement.

31.	What happens to my unvested Common Stock issued to me under my Stock Award if my employment with the Company terminates?

Unless otherwise provided by the Administrator in your Stock Award Agreement, any unvested Common Stock given to you under your Stock Award will be forfeited to the Company upon the termination of your employment, except forfeiture may not occur to the extent provided by the Administrator in the event your employment is terminated because of the divestiture of a Company affiliate (discussed below).

Unless otherwise provided by the Administrator in your Stock Award Agreement, any unvested Common Stock purchased by you under your Stock Award will be subject to the Company’s right of repurchase upon the termination of your employment, except the Company’s right of repurchase may not be exercised to the extent provided by the Administrator in the event your employment is terminated because of the divestiture of a Company affiliate (discussed below). To the extent that you purchased unvested Common Stock under your Stock Award, the Company will have the right to repurchase the unvested Common Stock at the original price that you paid for the unvested Common Stock upon the termination of your employment.

If your employment is terminated because of the divestiture of a Company affiliate (e.g. a subsidiary corporation, etc.), the Administrator may, in its sole discretion, provide for your unvested Common Stock to be fully vested. The determination of whether a divestiture will occur or has occurred will be made by the Administrator in its sole discretion.

32.	What are Cash Awards?

A Cash Award is an unfunded contractual right to receive a cash payment in an amount based on the value of the Common Stock. The Administrator may, in its absolute discretion, issue Cash Awards pursuant to a Cash Award agreement signed by you and the Company. You are not required to pay any cash consideration to accept a Cash Award and the value of your Cash Award will be based on the value of the Common Stock. Cash Awards will be subject to the terms, conditions and performance requirements determined by the Administrator.

SECTION 4 - CHANGE IN CONTROL; DISSOLUTION; LIQUIDATION

33.	What happens to my Awards if there is a change in control of the Company?

In the event there is a change of control of the Company, as determined by the Board, the Board may, in its discretion: (i) provide for the assumption or substitution of, or adjustment to, your outstanding Awards, (ii) accelerate the vesting of your Awards and/or terminate any restrictions on your Awards, or (iii) provide for the cancellation of your Awards for a cash payment to you.

34.	What happens to my Awards if there is a dissolution or liquidation of the Company?

In the event of a proposed dissolution or liquidation of the Company, the Administrator will notify you as soon as possible prior to the effective date of such proposed transaction. To the extent your Awards have not been previously exercised, vested, or settled, your Awards will terminate immediately prior to a dissolution or liquidation of the Company. In addition, the Administrator, in its absolute discretion, may provide that any restrictions on your Awards will lapse prior to the proposed transaction, provided that the proposed dissolution or liquidation takes place at that time and in the manner contemplated.

SECTION 5 - RESTRICTIONS ON RESALE

35.	What restrictions apply because I am a Section 16 Insider?

Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company to recover any profit realized by a Section 16 Insider from any purchase and sale, or sale and purchase, of shares of Common Stock made within a period of less than six months. A “Section 16 Insider” is generally an officer or director of the Company or a shareholder who beneficially owns more than 10% of the Company’s outstanding securities.

The Securities and Exchange Commission (the “SEC”) has issued rules under Section 16(b) of the Exchange Act which govern the short-swing liability treatment of certain transactions effected by a Section 16 Insider under employee stock plans such as the Plan.

The application of these rules to various Plan transactions may be summarized as follows:

Grant of Award.  The receipt of an Award under the Plan will be an exempt transaction and will not be treated as a “purchase” of the underlying Common Stock for short-swing liability purposes, if the grant has “Section 16 Approval.” This means that the grant is approved by:

(a)	the Board,

(b)	the Committee, or

(c)	the shareholders.

If the Award grant has not received Section 16 Approval, the grant is still exempt if the Common Stock acquired under the Award is not sold until at least six months after the grant of the Award. Should this six-month requirement not be satisfied, then the Award grant will be treated as “purchase” of the option shares retroactive to the grant date. Such a purchase will be matched, for short-swing liability purposes, with any sales of Common Stock made within six months before or after the grant date of the option.

Option Exercise by Paying Cash.  The exercise of an option will be an exempt transaction and will not be treated as a “purchase” of the acquired shares for short-swing liability purposes, if the original option grant received Section 16 Approval. If the Section 16 Approval requirements have not been met, then the exercise of an option is still an exempt transaction, unless the market price of the Common Stock at the time the option is exercised is lower than the exercise price paid for the shares.

Option Exercise by Same-Day Sale.  A same-day sale will be treated as a “sale” transaction for short-swing liability purposes and will be matched with any non-exempt purchases of Common Stock (e.g., open-market purchases) made by the Section 16 Insider within six months before or after the date of the same-day sale.

Option Exercise by Delivery of Shares.  The delivery of Common Stock in payment of the exercise price and the exercise of the option will be an exempt transaction for short-swing liability purposes if the original option grant (including the feature permitting the delivery of shares) or the exercise received Section 16 Approval.

Option Exercise by Stock Withholding.  The exercise of an option and payment of the exercise price and/or applicable withholding taxes by the withholding of a portion of the Common Stock otherwise issuable to the Section 16 Insider by the Company is exempt, if the original option grant (including the stock withholding feature) or the exercise received Section 16 Approval.

SAR Exercise.  If a SAR is exercised for cash or Common Stock or both, then the exercise of the SAR will, for short-swing liability purposes, be exempt if the original SAR grant or the exercise itself received Section 16 Approval.

Stock Award.  The grant of a Stock Award by the Company for services rendered to the Company is exempt if the Stock Award received Section 16 Approval or the Common Stock acquired was held for at least six months prior to its disposition.

Cash Awards.  The grant of a Cash Award with a value based on the value of the Common Stock of the Company will be exempt if the Cash Award received Section 16 Approval. The pay-out of a Cash Award is also exempt if the original grant or the pay-out received Section 16 Approval.

Forfeiture of Unvested Shares.  The surrender of unvested Common Stock to the Company for cancellation or expiration without any cash payment or other consideration to the participant will not be deemed a “sale” of those shares for short-swing liability purposes, if the original grant received Section 16 Approval.

Sale of Shares.  The sale of Common Stock acquired by a Section 16 Insider under the Plan will be treated as a “sale” transaction for short-swing liability purposes and will be matched with any non-exempt purchases of Common Stock (e.g., open-market purchases) made by the Section 16 Insider within six months before or after the date of the sale.

Reporting Requirements.  Each of the following Plan transactions involving a Section 16 Insider must be reported on a Form 4 before the end of the second business day following the date of the transaction:

•	Receipt of a option grant;

•	Receipt of a SAR grant;

•	Receipt of a Cash Award;

•	Receipt of a Stock Award;

•	Forfeiture of restricted stock;

•	Exercise of option;

•	Exercise of SAR for cash or Common Stock;

•	Withholding or delivery of shares to satisfy tax withholding obligations;

•	Pay-out of a Cash Award; or

•	Sale of shares.

36.	What restrictions apply if I am an affiliate?

In general, executive officers and other persons with power to manage and direct the policies of the Company, relatives of these persons and trusts, estates, corporations or other entities controlled by any of these persons or their relatives may be deemed to be affiliates of the Company.

Affiliates of the Company are subject to the following requirements:

(i) Affiliates of the Company are obligated to resell their shares of Common Stock in compliance with SEC Rule 144. This rule requires these sales to be effected in “broker’s transactions,” as defined in the rule, and a written notice of each sale must be filed with the SEC at the time of sale. The rule also limits the number of shares which may be sold in any three-month period to the greater of (i) 1% of the outstanding shares of Common Stock or (ii) the average weekly reported volume of trading in such shares during the four calendar weeks preceding the filing of the required notice of proposed sale. However, the holding period requirement of Rule 144 will not be applicable to any shares of Common Stock acquired under the Plan.

(ii) The Sarbanes-Oxley Act of 2002 prohibits the Company from making loans to affiliates of the Company. Therefore, no affiliate of the Company may pay the exercise price of any Award with a loan from the Company. In addition, affiliates of the Company should not participate in any “Cashless Exercise” program (defined in Question 15 above) that is sponsored by the Company until the SEC provides additional guidance regarding whether or not the prohibition against loans to affiliates applies to these programs. In the meantime, affiliates of the Company should consider making their own individual loan or margin arrangements with brokers unaffiliated with the Company to facilitate cashless exercises.

37.	Are there any restrictions on resale that apply even if I am not an affiliate or Section 16 Insider?

Your purchases and sales of shares of Common Stock are subject to Rule 10b-5 under the Exchange Act, which makes it unlawful to trade when you are in possession of material information about the Company that is not yet known to the general public. In addition, your transactions in shares of Company stock must comply with the Company’s insider trading policy.

38.	Are there any limitations on my ability to resell shares acquired under the Plan?

Except for laws regarding insider trading (see Question 37), special rules applicable to Section 16 Insiders (see Question 35), special rules regarding affiliates of the Company (see Question 36) and the Company’s insider trading policy, there generally are no limitations upon your ability to sell the shares acquired upon an Award exercise (see Questions T1-T40 regarding the tax consequences of these sales). The Company’s current Insider Trading Policy includes, among others, the following restrictions on sales of the Company’s securities:

(i)	You are prohibited from trading in the Company’s securities commencing with the date you are in possession of material, non-public information regarding the Company and ending at the close of business of the second trading day following the date of public disclosure of the information;

(ii)	If you are an officer or director of the Company identified in the Company’s Insider Trading Policy, you are permitted to trade the Company’s securities only during the “trading window.” In the absence of material non-public information, the trading window begins at the start of business on the third trading day following the date of public disclosure of the financial results for a particular quarter or year, and ends at the close of business of the 20th trading day thereafter;

(iii)	If you are an officer or director of the Company identified in the Company’s Insider Trading Policy, you are permitted to trade the Company’s securities only upon compliance with the Company’s “pre-clearance” process. If you are one of these individuals, you should contact the Company’s Insider Trading Compliance Officer prior to commencing any trade in the Company’s securities; and

(iv)	If you are not an officer or director identified in the Company’s Insider Trading Policy, the Company may also require that you comply with the Company’s pre-clearance process.

If there are any conflicts between this section of the Prospectus and the Company’s Insider Trading Policy, the then-current Insider Trading Policy shall govern. Therefore, please refer to the Company’s Insider Trading Policy for a description of these restrictions in greater detail.

If you are an officer or director of the Company or a shareholder who owns more than 10% of the Company’s outstanding securities, you should consult with counsel before offering for sale any shares of Common Stock acquired under the Plan in order to ensure your compliance with Rule 144, Section 16 and all other applicable provisions of Federal and state securities laws.

PART B

FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of the federal income tax consequences of participation in the Plan. State and local tax treatment, which is not discussed below, may be different from federal income tax treatment. You should consult with your own tax advisor as to the tax consequences of your particular transactions under the Plan.

SECTION 1 - INCENTIVE STOCK OPTIONS

T1. Does the grant of an ISO result in federal income tax liability to me?

No.

T2. Does the exercise of an ISO result in federal income tax liability to me?

Perhaps. You will not have “regular” taxable income when you exercise an ISO. However, the amount by which the fair market value (at the time of exercise) of the purchased shares exceeds the exercise price (the “spread”) will be added to your income for purposes of the alternative minimum tax (see Questions T34-T40). By January 31 following the calendar year in which you exercise an ISO, the Company will send you an information statement showing, among other items, the number of shares of Common Stock you purchased in the exercise, the market price of the Common Stock on the exercise date, and the price you paid for the purchased shares. This information should allow you to calculate your additional AMT income from the exercise.

T3. Is the exercise of an ISO subject to employment tax withholding?

Not now. The Internal Revenue Service has proposed regulations that would require withholding of income and/or employment taxes on the exercise of ISOs or on disqualifying dispositions. The effective date of these regulations was originally January 1, 2003. However, that effective date has been indefinitely deferred. If the IRS requires withholding, the Company will withhold the income and employment taxes due from one or more of your paychecks on or following the date of exercise or sale triggering withholding. See Question 16 with respect to payment of withholding taxes.

T4. When will I be subject to federal income tax on shares purchased under an ISO?

You will generally have income (or a loss) when you sell the shares purchased under your ISO. You may be taxable if you dispose of your shares by gift. Whether your income (or loss) upon a sale qualifies as long-term capital gain or is taxable at ordinary-income rates, and whether you have income when you make a gift of ISO shares, depends upon whether you have held the shares long enough before you sell or otherwise dispose of them. The holding period requirements are described in Question T6.

T5. What constitutes a “disposition” of ISO shares?

A disposition of shares purchased under an ISO occurs when you transfer legal title to the shares, whether by sale, exchange, or gift, or you deliver the shares in payment of the exercise price of another ISO you hold. However, a disposition does not occur if you simply transfer the shares to your spouse or if you do any of the following: transfer the shares into joint ownership with right of survivorship, provided you remain one of the joint owners; pledge the shares as collateral for a loan; transfer the shares by bequest or inheritance upon your death; or make certain tax-free exchanges of the shares permitted under the Code. See Questions T8 and T10 for certain requirements applicable to any transfer of ISO shares.

T6. How is my federal income tax liability determined when I sell my ISO shares?

Your federal income tax liability depends in part upon whether you make a qualifying or disqualifying disposition of the shares purchased under your ISO. A qualifying disposition occurs if the sale or other disposition takes place more than two years after the date the ISO is granted to you and more than one year after you exercise the ISO for the particular shares involved. Disqualifying dispositions are those that fail to meet both of these minimum holding periods.

T7. What if I sell my ISO shares in a qualifying disposition?

If you sell ISO shares after the minimum holding periods have been satisfied, you will have a long-term capital gain equal to the excess of (i) the amount realized upon the sale or disposition over (ii) the exercise price paid for the shares. You will have a long-term capital loss if the amount realized is less than the exercise price paid for the shares. Long-term capital gains are generally subject to federal income tax at reduced rates.

Example: On June 30, 2001, you are granted an ISO for 1,000 shares with an exercise price of $10 per share. On April 30, 2002, you exercise the ISO when the market price is $20 per share. You hold the shares until December 1, 2003, when you sell them all for $25 per share.

Because you sell the shares more than two years after the date the ISO was granted to you and more than one year after you exercise it, the sale is a qualifying disposition of the shares, and for federal income tax purposes, you will have a long-term capital gain of $15,000 ([$25 sale price - $10 exercise price] x 1,000 shares).

T8. What are the tax consequences of a disqualifying disposition?

If you transfer ISO shares in a disqualifying disposition, you will have ordinary income in the amount of the spread on the date you exercise the ISO. However, if the disqualifying disposition is an arm’s length sale to an unrelated party, the amount of ordinary income will not exceed the amount of the actual gain on the sale. The Company will report the amount of ordinary income on a disqualifying disposition on your W-2 wage statement for the year. In addition, you must reimburse the Company, by additional deductions from your wages or by a direct payment to the Company, for any withholding taxes that arise in connection with the disqualifying disposition.

If your gain on a disqualifying disposition exceeds the amount of ordinary income on the exercise date of the ISO, it will be capital gain and will be long-term if you held the shares longer than one year after you exercised the option. Short-term capital gain is subject to tax at the same rates as ordinary income.

Example: On June 30, 2001, you are granted an ISO for 1,000 shares with an exercise price of $10 per share. On April 30, 2003, you exercise the ISO when the market price is $20 per share. The spread on the exercise date is therefore $10 per share (the $20 market price minus the $10 exercise price). You hold the shares until December 1, 2003, when you sell them all for $25 per share.

Because you sell the shares less than one year after you exercise the ISO, the sale is a disqualifying disposition, and for federal income tax purposes, the gain from the sale is divided into two components:

Ordinary Income: You have ordinary income of $10,000 from the sale ([$20 market price on exercise date - $10 exercise price] x 1,000 shares).

Capital Gain: Since the sale price ($25 per share) is more than the market price of the shares on the exercise date ($20 per share), you also have a short-term capital gain of $5,000 ([$25 sale price - $20 market price on exercise date] x 1,000 shares).

If you sell ISO shares in a disqualifying disposition for more than your exercise price for the ISO but less than the market price of the ISO shares on the exercise date, then your ordinary income will be limited to the excess of (i) the sale price of the ISO shares over (ii) the exercise price for the ISO shares. For example, if the ISO shares in the above example are sold on December 1, 2003 for $15 per share, your ordinary income would be $5,000 ([$15 sale price - $10 exercise price] x 1,000 shares) and there would be no capital gain.

If you sell ISO shares in a disqualifying disposition for less than your exercise price for the ISO, you do not have any ordinary income, but instead have a capital loss equal to the excess of (i) the exercise price for the ISO shares over (ii) the sale price of the ISO shares. For example, if the ISO shares in the above example are sold on December 1, 2003 for $8.00 per share, you would not have any ordinary income but would have a short-term capital loss of $2,000 ([$8 sale price - $10 exercise price] x 1,000 shares).

T9. When will a disqualifying disposition at a loss not be treated as limiting an Optionee’s income?

A loss is not recognized for tax purposes if shares are disposed of to a related party or by gift, or if substantially identical securities are re-acquired within 30 days. Thus, a transaction that falls into these categories, although it will result in ISO benefits being lost, will not limit the income recognized under the ISO for either regular tax or AMT purposes. Consult your tax advisor if you are considering a disqualifying disposition.

T10. What are the Company’s federal tax consequences?

If you make a qualifying disposition of ISO shares, then the Company is not entitled to an income tax deduction with respect to the shares. If you make a disqualifying disposition of ISO shares, the Company is entitled to an income tax deduction equal to the amount of ordinary income taxable to you in connection with the disposition. The Company is entitled to the deduction in its taxable year in which the disposition occurs. You are required to notify the Company if you make a disqualifying disposition of ISO shares, and the Company will assume that any transfer of legal title to ISO shares is a disqualifying disposition if it occurs during the minimum holding periods described in Question T6 unless you advise the Company (the Company will send you a written inquiry) that a disqualifying disposition has not occurred.

T11. What are the tax consequences if I pay the exercise price of an ISO with other shares of Common Stock that I own?

The Plan allows you to pay the exercise price of an ISO by transferring (“tendering”) to the Company other shares of Common Stock that you own. The tendered shares are applied to the exercise price at their market price on the exercise date. Your tax consequences depend in large part upon how you acquired the shares you tender.

If you acquired the tendered shares (i) by exercising an ISO and you have held them for the minimum holding periods described in Question T6 (so that sale would not be a disqualifying disposition), (ii) by exercising a NQO, or (iii) through open-market purchases, you will not have any taxable gain with respect to the tendered shares, even if they are worth more than you paid for them. To the extent the purchased shares are equal in number to the shares of Common Stock tendered in payment of the exercise price (the “New Purchased Shares”), the New Purchased Shares will have the same basis and holding period for capital gain purposes as the tendered shares. To the extent the number of purchased shares exceeds the number of tendered shares (the “Additional Purchased Shares”), the Additional Purchased Shares will have a zero basis (assuming you do not pay any additional cash consideration), and their holding period will commence on the exercise date. All of the purchased shares will be subject to the ISO minimum holding periods, and will be treated as having a purchase date for this purpose on the date the new option was exercised (see Question T6). If you make a disqualifying disposition of purchased shares, the tax rules treat the shares with the lowest basis as having been disposed of first (so that the amount of ordinary income upon the disqualification is greatest).

If the tendering of the shares acquired under an earlier granted ISO results in a disqualifying disposition, then:

(i)	you will have ordinary income equal to the excess of (x) the fair market value of the tendered shares when they were purchased over (y) the purchase price paid for the tendered shares;

(ii)	the New Purchased Shares will have a basis equal to their fair market value at the time they were originally purchased (the “Original Purchase Date”) plus the amount of ordinary income you recognize as a result of the disqualifying disposition, and their capital gain holding period will begin on the Original Purchase Date;

(iii)	the Additional Purchased Shares will have a zero basis (assuming you do not pay any additional cash consideration), and their capital gain holding period will begin on the exercise date;

(iv)	all of the purchased shares will be subject to the ISO minimum holding periods, and will be treated as having a purchase date for this purpose on the date the new option was exercised (see Question T6); and

(v)	if you make a disqualifying disposition of purchased shares, the shares with the lowest basis will be treated as having been disposed of first.

T12. What are the consequences of a subsequent disposition of shares purchased under an ISO with shares of Common Stock?

If your ISO is exercised with shares of Common Stock, then those shares purchased under the ISO that have a zero basis will be treated as the first shares sold or otherwise transferred in a disqualifying disposition. Accordingly, upon such a disqualifying disposition of the purchased shares, you will recognize ordinary income to the extent the shares subject to the disposition are deemed to be comprised of the zero basis shares. The dollar amount of ordinary income will be equal to the fair market value of the zero basis shares on the date the option is exercised. Any additional gain will in most instances be taxed as short-term capital gain.

T13. What is the effect of exercising an ISO on shares subject to repurchase by the Company?

Unclear. If you exercise an ISO for shares that are subject to repurchase by the Company at the original exercise price, and do not make a protective election under Section 83(b) of the Code, your AMT spread may not be taken into income until the restrictions lapse, in which case the spread would be based on the fair market value at that time. In addition, your ordinary income on a disqualifying disposition might be measured as of the date restrictions lapse, rather than the date of purchase.

If you make a protective Section 83(b) election, your AMT spread should be taken into income as of the purchase date, as if you were buying unrestricted shares, and your ordinary income on a disqualifying disposition might be limited to the spread on the exercise date. See Questions T2 and T8.

Before you exercise an ISO for shares subject to a right of repurchase, you should consult your personal tax advisor.

SECTION 2 - NONQUALIFIED OPTIONS

T14. Does the grant of a NQO result in federal income tax liability to me?

No.

T15. Will the exercise of a NQO result in federal income tax liability to me?

Yes. You will have ordinary income in the year in which the NQO is exercised equal to the amount by which the fair market value of the purchased shares on the exercise date exceeds the exercise price. This income will be reported by the Company on your W-2 wage statement for the year, and you will be required to satisfy the tax withholding requirements applicable to this income.

T16. What are the federal tax consequences to the Company?

The Company is entitled to an income tax deduction equal to the amount of ordinary income taxable to you upon the exercise of your NQO, provided the applicable withholding requirements are satisfied. The deduction will, in general, be allowed for the taxable year of the Company in which you recognize such ordinary income.

T17. Will I have additional income when I sell shares acquired under a NQO?

Yes, if the stock’s market price goes up after you exercise. When you sell shares you purchased under a NQO, you will have capital gain or loss equal to the excess of (i) the amount realized upon the sale over (ii) the fair market value of the shares on the exercise date. The gain or loss will be long-term if you have held the shares for more than one year before the sale. The holding period will start when the NQO is exercised.

T18. May I use shares of Common Stock to satisfy my tax-withholding requirements?

Yes. The Administrator may allow you to elect to have the Company withhold a portion of the shares of Common Stock otherwise issuable to you upon exercise of an Option in satisfaction of federal and state income and employment taxes incurred because of the exercise. Shares may not be withheld in excess of the minimum amount of withholding taxes due.

T19. What are the tax consequences of paying the exercise price of an NQO with shares of Common Stock I already own?

You will not have taxable income to the extent that the shares of Common Stock received upon the exercise of the NQO equal the number of shares of Common Stock you deliver in payment of the exercise price. For federal income tax purposes, these shares are treated as substitutes for the shares you delivered to pay the exercise price and have the same basis and holding period as the delivered shares.

The fair market value of shares of Common Stock you receive in addition to the substitute shares is ordinary income subject to withholding of income and employment taxes. The additional shares take a tax basis equal to their fair market value, and their holding period will begin on the exercise date. Using other shares of Common Stock to exercise a NQO does not affect the amount of ordinary income taxable to you on the exercise; the main benefit is that you may use the other shares without incurring a taxable gain on those shares even if they are worth more than you paid for them.

T20. What are the tax consequences of exercising an NQO for shares of stock subject to repurchase by the Company?

Under Section 83 of the Code, a recipient of stock subject to restrictions (such as the Company’s right to repurchase the stock upon termination of the employee’s relationship with the Company) will generally recognize ordinary income subject to withholding at such time as restrictions lapse. This income is equal to the spread at the time the restrictions lapse. This income will be subject to withholding or payment of withholding taxes by you and will be reported on your Form W-2.

T21. Is there a way to accelerate the taxability of the restricted stock to me?

You can avoid being taxed at the time the restrictions lapse by making an election under Section 83(b) of the Code. If you make this election, you must include, as ordinary income in the year the stock is purchased, an amount equal to the spread as of the date the stock is purchased. This election must be made within 30 days of purchase and is generally not revocable. If there is a spread on the date of purchase, and a Section 83(b) election is made, the Company is required to withhold on the spread and the Company will report any income on your Form W-2.

T22. What are the advantages of a Section 83(b) election?

The principal advantage of making a Section 83(b) election is that it permits you to avoid being taxed on any subsequent appreciation in the value of the stock at the times the restrictions on the stock lapse. If a valid Section 83(b) election is made, only the spread on the date of purchase will be taxed as ordinary income in the year of purchase. In addition, the election commences your holding period for capital gain purposes. Thus, if an election is made and at the time of sale the stock has been held for more than one year from the date of purchase, all future appreciation (or depreciation) would qualify as long-term capital gain (or loss) when the stock is sold, even if the restrictions have only recently expired. Long-term capital gains of individuals are subject to lower tax rates, but the deduction of capital losses is limited.

By comparison, if no Section 83(b) election is timely made, you will be taxed at ordinary income rates on the spread, if any, that exists on the date the restrictions lapse. Consequently, if the stock appreciates significantly between the date of purchase and the date the restrictions lapse, you may incur a significant tax liability at a later time. In addition, your long-term capital holding period does not commence until the restrictions lapse.

T23. What are the disadvantages of a Section 83(b) election?

A Section 83(b) election can also be disadvantageous. If there is a positive spread at the time restricted stock is purchased, income tax (and other employment taxes) must be paid immediately on that spread, even though the stock may not be sold. Further, if the value of the stock later drops, you would have compensation income from the election, but a later sale of the stock would produce only a capital loss. Also, if there is a positive spread at the time the restricted stock is purchased, you make a Section 83(b) election, and the Company later repurchases the stock under its buy-back rights at a price that is lower than the fair market value of the stock on the date you purchased it, you will have no deduction to offset the earlier income inclusion. You would only be able to recognize a capital loss to the extent that the repurchase price was lower than the amount originally paid by you for the stock.

T24. How do I file a Section 83(b) election?

A form that may be used to make a Section 83(b) election is attached to your restricted stock purchase documents. A federal election automatically makes the election under the correlative Section 17122.7 of the California Revenue and Taxation Code. We strongly suggest that you review your personal tax situation and discuss the advisability of making a Section 83(b) election with your personal financial advisor or accountant. Should you decide to file a Section 83(b) election, it is your responsibility to execute three copies of the Section 83(b) election form and file an executed copy of the form with the Internal Revenue Service no later than 30 days after the stock is acquired. Upon your request, as an accommodation to you, the Company may assist you in filing the Section 83(b) election form. You should check with your tax advisor regarding any filing requirements if your state of residence is other than California. In addition, an executed copy of the form must be filed with your federal tax return for the year in which the you purchase the stock, and a copy of the election must be furnished to the Company.

The Section 83(b) election is filed by mailing it to the IRS office where you file your federal income tax return. We strongly recommend that the form be sent via certified mail, return receipt requested, and that a file-stamped copy of the election be requested from the Internal Revenue Service.

SECTION 3 - STOCK AWARDS

T25. Will an unrestricted (fully vested) Stock Award result in federal income tax liability for me?

Yes. You will recognize ordinary income to the extent the fair market value of the Common Stock received by you exceeds your purchase price. Accordingly, if the Company grants you an unrestricted (fully vested) Stock Award and you receive Common Stock without paying any purchase price, you will recognize the entire fair market value of the Common Stock as ordinary income.

T26. Will a restricted (unvested) Stock Award result in federal income tax liability for me?

Restricted shares are shares that are subject to a vesting schedule (or some other substantial risk of forfeiture). If your employment is terminated before vesting in your shares, the shares are forfeited and revert to the Company. If you paid for the shares, your purchase price will be refunded. Generally, you will not recognize taxable income at the time of an award or purchase of restricted shares. However, you may make an election under Code Section 83(b) to be taxed at the time of the award (see Questions T20 to T24), but if you later forfeit the shares back to the Company, you will not have an offsetting tax deduction for the forfeiture.

T27. What are the federal tax consequences to me if I receive a dividend on the restricted shares?

Dividends received by you on unvested restricted shares are treated as taxable compensation and are subject to withholding if you are an employee or former employee. The Company is entitled to a deduction equal to the amount of the dividends paid on the unvested restricted shares.

Dividends received on restricted shares subject to a Section 83(b) election are taxed as dividends instead of compensation.

T28. What are the federal tax consequences to the Company?

The Company will be entitled to an income tax deduction equal to the amount of ordinary income you recognize in connection with a restricted share award. The deduction is generally allowed for the taxable year of the Company in which you recognize such ordinary income.

SECTION 4 - SARs

T29. Will the grant or exercise of a SAR result in federal income tax liability to me?

Upon the grant of a SAR, you will not recognize ordinary income. Upon the exercise of a SAR, you will, in general, recognize ordinary income in an amount equal to the amount of cash or the value of Common Stock distributed to you by the Company.

T30. What are the federal tax consequences to the Company?

The Company will be entitled to an income tax deduction equal to the amount of ordinary income to you recognize in connection with the SAR exercise. The deduction will, in general, be allowed for the taxable year of the Company in which you recognize such ordinary income.

SECTION 5 - CASH AWARDS

T31. Will the grant of a Cash Award result in federal income tax liability to me?

If you receive a cash settlement payment from the Company upon your receipt of a Cash Award, then you will recognize taxable income upon your receipt of the Cash Award. If you do not receive a cash settlement payment from the Company upon your receipt of a Cash Award, then you will not recognize taxable income upon your receipt of the Cash Award.

T32. Will the settlement of a Cash Award result in federal income tax liability to me?

Upon the settlement of a previously-granted Cash Award (e.g. receipt of a cash settlement payment from the Company), you will generally recognize ordinary income in an amount equal to the amount of cash distributed to you by the Company.

T33. What are the federal tax consequences to the Company?

The Company will be entitled to an income tax deduction equal to the amount of ordinary income you recognize in connection with the settlement of a Cash Award. The deduction will generally be allowed for the taxable year of the Company in which you recognize such ordinary income.

SECTION 6 - ALTERNATIVE MINIMUM TAX

T34. What is the alternative minimum tax?

The alternative minimum tax (“AMT”) is an alternative method of calculating the income tax you must pay each year. The first $175,000 ($87,500 for a married taxpayer filing a separate return) of alternative minimum taxable income (“AMTI”) over an exemption amount is subject to AMT at a 26% rate. Greater amounts of AMTI are subject to AMT at a 28% rate. AMT is payable only to the extent that it exceeds “regular” federal income tax for the year (computed without regard to certain credits and special taxes).

T35. What goes into alternative minimum taxable income?

Your AMTI is based upon your “regular” taxable income for the year, adjusted to (i) include certain additional items of income (such as the spread upon exercise of an ISO) and tax preference and (ii) disallow or limit certain deductions otherwise allowable for regular tax purposes.

T36. What is the allowable exemption amount?

Beginning in 2001 and ending in 2004, the exemption amount is $49,000 for a married taxpayer filing a joint return, $35,750 for an unmarried taxpayer and $24,500 for a married taxpayer filing a separate return. The exemption amount is, however, reduced by 25¢ for each $1.00 by which the individual’s AMTI for the year exceeds $150,000 (married taxpayer, joint return), $112,500 (unmarried taxpayer), or $75,000 (married taxpayer, separate return). The exemption amounts are presently scheduled to drop beginning in 2005.

T37. Is the spread on an ISO at the time of exercise included in my alternative minimum taxable income?

Yes. If you exercise an ISO, the spread is included in your AMTI, even if you sell the ISO shares later in the year in a disqualifying disposition.

T38. If I pay alternative minimum tax because I exercise an ISO, how does that affect my tax liability in a later year?

If you pay AMT because you exercise an ISO in a taxable year, the amount by which the AMT (subject to certain adjustments and reductions) exceeds your “regular” tax for the year will be applied as a partial credit against your “regular” tax liability (but not AMT) in the next taxable year(s) in which your “regular” tax exceeds your AMT for the year.

Upon the sale or other disposition of the ISO shares, whether in the year of exercise or in any subsequent taxable year, your basis for computing the gain for purposes of AMTI (but not “regular” taxable income) will be the fair market value of the ISO shares on the date of exercise.

T39. Does a disqualifying disposition affect AMT?

A disqualifying disposition in the same tax year as the exercise of an ISO eliminates any AMT on such exercise. Because AMT is payable only to the extent of the excess of AMT over regular tax, disqualifying dispositions of a portion of the shares acquired under an ISO can be used to both eliminate AMT liability and to provide a source of cash to pay any taxes due on the ISO exercise and the disqualifying disposition.

T40. Is there more that I need to know about the alternative minimum tax?

Probably, and almost certainly before you exercise an ISO. The description of the AMT in Questions T34 to T39 is a very compact overview. The AMT rules are lengthy and very complicated. Whether or not you often find yourself paying an AMT, you should consult your own tax advisor before you exercise an ISO.

PART C

CANADIAN FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of the Canadian federal income tax consequences of participation in the Plan by a Canadian resident employee of Nanowave Technologies Inc. (“Nanowave Technologies”), who deals at arm’s length with Nanowave Technologies and the Company. Provincial income tax treatment, which is not discussed below, may be different from federal income tax treatment. You should consult with your own tax advisor as to the tax consequences of your particular transactions under the Plan.

C1. Does the grant of a stock option result in federal income tax liability to me?

No.

C2. Will the exercise of a stock option result in federal income tax liability to me?

Yes. Subject to the availability of the deferral described in Question 3 below, you will be deemed to have received a benefit in the year in which the option is exercised equal to the amount by which the fair market value of the purchased shares on the exercise date exceeds the exercise price. You will, in the first instance, be required to include the full amount of this benefit in computing your income for the year. You will, however, be entitled to a deduction in computing your taxable income for the year in which the benefit is included equal to one half of the amount of the benefit, provided that the exercise price of the option was not less than the fair market value of the shares at the time the option was granted and certain other conditions are satisfied.

C3. Is it possible for me to defer the inclusion in my income of the benefit described in Question 2 above?

Perhaps. Subject to certain limitations, the inclusion in your income of the benefit described in Question 2 above may be deferred until the year in which you dispose of your shares (or the year of your death or cessation of Canadian residence, if earlier).

The amount which may be deferred is subject to an annual vesting limit of Cdn. $100,000. This limit is based on the year in which the options vest (i.e. first become exercisable) and on the fair market value of the shares at the time the options were granted to you. For options vesting in a given year, you will be able to defer taxation on the acquisition of shares having a total fair market value (determined at the time the options were granted) not exceeding Cdn. $100,000. The benefit relating to any excess would not be eligible for the deferral and accordingly would be required to be included in your income in the year the option was exercised. In order to be eligible for the deferral, you must file an election in prescribed form and manner before January 16 of the year following the year in which you acquire the shares. The following example illustrates how the deferral works:

Example

In 2003, Ms. Smith receives options for 160,000 shares at $4.00 per share (being the fair market value on the date of the grant); 25% of the options vest on the anniversary of the grant date each year for four years, i.e. 40,000 options become exercisable in each of the years 2004 to 2007.

In 2004, Ms. Smith exercises the options in respect of 40,000 shares; the fair market value at the time of exercise is $9.00 per share.

As the 40,000 shares acquired had a fair market value of $160,000 on the grant date, the deferral is not available for all 40,000 shares. Ms. Smith can elect to defer the benefit on 25,000 shares (25,000 x $4.00 equals $100,000). The deferred benefit equals $125,000 (25,000 x ($9.00 - $4.00)). The benefit on the remaining 15,000 shares will be required to be included in income in the year of exercise. This benefit equals $75,000 (15,000 x ($9.00 - $4.00)).

C4. Will I have additional income when I sell shares acquired under an option?

Yes, if the stock’s market price goes up after you exercise. When you sell your shares you will realize a capital gain (or capital loss) equal to the amount by which your proceeds of disposition less reasonable costs of disposition exceed (or are exceeded by) the adjusted cost base of your shares. For these purposes, the full amount of the benefit in respect of your acquisition of the shares, as described in Question 2 above, will be added to the amount paid by you for the shares in determining your adjusted cost base for tax purposes (irrespective of whether the Special Deduction is available). (The cost averaging rules generally require that the adjusted cost base of all of your shares be averaged, although there are some exceptions to these rules.) One half of any capital gain (taxable capital gain) realized by you is required to be included in your income and will be subject to tax at normal rates. In certain circumstances, capital gains may give rise to alternative minimum tax. You may deduct one-half of any capital loss (allowable capital loss) from taxable capital gains realized in the year of disposition; any excess may be deducted from taxable capital gains in any of the three preceding years or any subsequent year.

C5. What are the Canadian tax withholding and reporting requirements in respect of the exercise by me of an option?

There are no specific rules in the Income Tax Act (Canada) or the Regulations thereunder relating to employer withholding requirements in the context of stock options issued by a non-Canadian corporation to employees of a Canadian corporation. The Canada Customs and Revenue Agency has, however, made various pronouncements regarding its administrative practices in this area. The following comments are based on these pronouncements.

The Company will not be required to withhold tax at source in respect of the benefit unless the Company is remitting cash amounts to you (it is not anticipated that any cash amounts will be remitted to you by the Company). Nanowave Technologies also will not have any obligation to withhold tax in respect of the benefit. The benefit, including any amount eligible for deferral as described in Question 3 above, will be reported by the Company on a T4 slip.

PART D

COMPANY INFORMATION AND PLAN ANNUAL INFORMATION

REMEC, Inc. is a California corporation which maintains its principal executive offices at 3790 Via de la Valle, San Diego, CA 92014. The general telephone number at the executive offices is (858) 505-3713. You may contact the Company at this address or telephone number for further information concerning the Plan and its administration.

A copy of the Company’s Annual Report to Shareholders for the most recent fiscal year will be furnished to each participant in the Plan, and additional copies will be furnished without charge to each participant upon written or oral request to the Corporate Payroll Manager of the Company at its principal executive offices at 3790 Via de la Valle, San Diego, CA 92014, or upon telephoning the Company at (858) 505-3199. In addition, any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request to the Corporate Payroll Manager, a copy of any of the documents listed below, which are hereby incorporated by reference into this Prospectus, other than certain exhibits to such documents.

The SEC allows the Company to “incorporate by reference” the information it files with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. The Company incorporates by reference the documents listed below:

(i)	The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2001 filed with the SEC on April 23, 2001, together with any amendment thereto, in which there are set forth audited financial statements for the Company’s fiscal year ended January 31, 2001;

(ii)	All other reports and proxy statements filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in paragraph (i) above;

(iii)	The description of the Common Stock of the Company contained in the Company’s Registration Statement on Form 8-A filed with the SEC on December 13, 1995 pursuant to Section 12 of the Exchange Act, as amended; and

(vi)	All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after August 8, 2001 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

The SEC makes all electronic filings of periodic reports and registration statements publicly available on the Internet generally 24 hours after the date of filing. The SEC’s Internet address is http:\\www.sec.gov.

The Company will also deliver to each participant in the Plan who does not otherwise receive such materials a copy of all reports, proxy statements and other communications distributed to the Company’s shareholders.

*****